UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Texas Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

August 27, 2010

DEAR SHAREHOLDER:

You are cordially invited to attend our Annual Meeting of Shareholders, to be held at 9:30 a.m. Central Daylight Time, on Wednesday, October 13, 2010, in the Thompson Amphitheater at the Cityplace Conference and Event Center, 2711 North Haskell Avenue, Dallas, Texas.

At this year’s Annual Meeting, you will be asked to elect three directors for one-year terms and to approve the selection of Ernst & Young LLP as our independent auditors. The following Notice of Annual Meeting and Proxy Statement describe in detail the formal business to be transacted at the annual meeting. Our 2010 Annual Report is available with the Proxy Statement.

It is important that your shares be represented at the annual meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy on the internet, by telephone or by filling out and returning the proxy card that we will send you on request. Your vote is extremely important.

We hope you can attend the meeting. If you arrive early, you are invited to have coffee and visit informally with the directors.

Sincerely,

Mel G. Brekhus

President and Chief Executive Officer

TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On October 13, 2010

The annual meeting of shareholders of Texas Industries, Inc. will be held in the Thompson Amphitheater at the Cityplace Conference and Event Center, 2711 North Haskell Avenue, Dallas, Texas, on Wednesday, October 13, 2010, at 9:30 a.m. (CDT) for the purpose of considering and acting on the following matters:

1.	The election of three directors for one-year terms expiring in 2011;

2.	The selection of Ernst & Young LLP as our independent auditors; and

3.	Any other business properly brought before the meeting.

Only shareholders of record at the close of business on August 16, 2010, will be entitled to vote at the annual meeting. A list of such shareholders will be open for examination by any shareholder during ordinary business hours for a period of ten days prior to the annual meeting at our executive offices at 1341 W. Mockingbird Lane, Dallas, Texas 75247-6913.

While we encourage you to attend the annual meeting, please vote your shares as soon as possible to ensure that your vote is recorded promptly. Your vote is important.

By Order of the Board of Directors,

Frederick G. Anderson Secretary

Dallas, Texas

August 27, 2010

TEXAS INDUSTRIES, INC.

1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

PROXY STATEMENT

PROXY STATEMENT

INFORMATION ABOUT SOLICITATION AND VOTING

In this Proxy Statement, the terms “we”, “our”, “us” and “Company” mean Texas Industries, Inc., a Delaware corporation. The term “annual meeting” means our annual meeting of shareholders to be held on October 13, 2010.

Solicitation

Pursuant to the rules of the Securities and Exchange Commission, or SEC, we have made this Proxy Statement and related proxy materials available to you on the Internet in connection with the solicitation by our Board of Directors of proxies for exercise at our annual meeting. At your request we will deliver printed copies to you by mail. Our proxy materials include this Proxy Statement and our 2010 Annual Report to Shareholders, which includes our audited consolidated financial statements. If you request printed copies of these materials by mail, they will also include a proxy card for the annual meeting.

We are sending an Important Notice Regarding the Availability of Proxy Materials to our record and beneficial shareholders. The mailing of this Notice of Availability of Proxy Materials to our shareholders is scheduled to begin on or about August 27, 2010. The Notice of Availability of Proxy Materials provides instructions on how to access the proxy materials over the Internet or to request a paper copy. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

We will pay the cost of solicitation of proxies by our Board of Directors. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. We may solicit proxies from shareholders in person or by telephone, telecopy, mail or email. We request that banks, brokers and other custodians, nominees and fiduciaries send the Notice of Availability of Proxy Materials and any proxy material to the beneficial owners and secure their voting instructions if necessary. We will reimburse them for their reasonable expenses in so doing. We have retained Morrow & Co., LLC, Broadridge Financial Solutions and BNY Mellon Investor Services LLC to assist in the solicitation of proxies at an estimated aggregate cost of approximately $23,000 plus reasonable out-of-pocket expenses.

The mailing address of our principal executive office is 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247.

Board Recommendation

We believe that the current Board, with its breadth of relevant and diverse experience, represents the best interests of our shareholders. Furthermore, both our Governance Committee and the Board believe the three directors nominated by the Board have been productive members of the Board who have made meaningful contributions and should be re-elected. The Board unanimously recommends a vote FOR each of the three nominees for director listed below and on the proxy card.

The Board also recommends that you vote FOR the selection of Ernst & Young LLP as our independent auditors for the fiscal year 2011 audit.

Shares Outstanding and Quorum

We had 27,806,239 shares of common stock outstanding on August 16, 2010, our record date. Each share is entitled to one vote. The presence at the annual meeting, in person or by proxy, of the holders of a majority of our issued and outstanding common stock is necessary to constitute a quorum to transact business. Proxies marked as abstentions and broker non-votes will be included in the number of shares considered to be present at the meeting for purposes of determining a quorum.

Voting Procedures

If you are a shareholder whose shares are registered in your name (i.e., a shareholder of record), you may vote in person at the meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or will not be attending the meeting, we encourage you to vote by proxy. You can vote by proxy in one of the following ways:

•

Vote by Internet. You can vote via the Internet by following the instructions on your Texas Industries, Inc. Notice of Availability of Proxy Materials. The website address for Internet voting is indicated on the Notice. The deadline for Internet voting is 11:59 p.m., EDT on October 12, 2010. Until that time, Internet voting is available 24 hours a day. If you have Internet access, we encourage you to vote by Internet. It is convenient and saves significant postage and processing costs.

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Vote by Telephone. You can vote your shares by telephone by calling the toll-free number indicated on your proxy card. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded.

•

Vote by Mail. If you choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. If you have not received a proxy card, follow the instructions on your Texas Industries, Inc. Notice of Availability of Proxy Materials for requesting a paper copy of the proxy materials, including the proxy card and postage-paid envelope. Please promptly mail your proxy card to ensure that it is received prior to the annual meeting.

If you hold your shares in “street name,” whether through a bank, broker or other firm, we encourage you to provide voting instructions to the firm that holds your shares. You may do so by carefully following the instructions provided in the Texas Industries, Inc. Notice of Availability of Proxy Materials or the proxy card that you receive from that firm. If you wish to instead vote in person at the meeting, you must obtain a valid proxy from the firm.

If you hold shares in multiple registrations, or in both registered and street name, you will receive a proxy card or a Texas Industries, Inc. Notice of Availability of Proxy Materials for each account. Please sign and date all proxy cards you receive. If you choose to vote by telephone or Internet, please vote once for each proxy card or Texas Industries, Inc. Notice of Availability of Proxy Materials you receive. Only the latest dated proxy for each account will be voted.

If you complete and submit your proxy by Internet or telephone or on your proxy card, the persons named as proxy holders will vote the shares represented by your proxy in accordance with your instructions. If you do not provide instructions when you complete your proxy, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board’s full recommendation is set forth in the description of each item in this proxy statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their discretion in accordance with their best judgment.

Vote Required for Election or Approval

Election of Directors. Directors will be elected by a majority of the votes cast. Votes cast will include votes to withhold authority and exclude abstentions and broker non-votes. As a result, abstentions and broker non-votes will have no effect on the election of directors.

Other Matters. For the purpose of the proposal to approve the selection of Ernst & Young LLP as our independent auditors, the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote will be required for approval. Abstentions will be included in the vote totals and will have the same effect as a negative vote, but broker non-votes will not be included in the vote totals and will have no effect on the vote.

Broker Non-Votes. If you hold your shares in “street name” but do not provide the firm that holds your shares with specific voting instructions, it may vote your shares on routine matters but cannot vote on non-routine matters. At the annual meeting, the election of directors is a non-routine matter. The vote on the selection of Ernst & Young LLP as our independent auditors is considered a routine matter. Thus, you must give specific instructions for your shares to be voted on the election of directors. When a broker votes a client’s shares on some but not all proposals, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting but will not be considered “present” for purposes of voting on a non-routine proposal and will not be counted in determining the number of shares necessary for approval.

Changing Your Vote or Revoking Your Proxy

If you are a shareholder of record, you may change or revoke your proxy at any time prior to the close of the polls by submitting a later-dated vote in person at the meeting, or a later-dated proxy by the Internet, telephone or mail. Please see “Voting Procedures,” above. You may also revoke your proxy by delivering written notice of revocation to our Corporate Secretary prior to the meeting by mail addressed to Corporate Secretary, Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247.

If you hold shares in street name, you must contact the firm that holds your shares to change or revoke any prior voting instructions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes information concerning all persons known to us to beneficially own 5% or more of our common stock as of August 16, 2010, the record date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
NNS Holding(1)	5,095,001	18.3%
c/o M&C Corporate Services PO Box 309 GT Ugland House South Church Street GeorgeTown, Grand Cayman Cayman Islands

Southeastern Asset Management, Inc.(2)	4,549,820	16.4%
6410 Poplar Avenue, Suite 900 Memphis, TN 38119

Morgan Stanley(3)	2,672,075	9.6%
1585 Broadway New York, NY 10036

BlackRock, Inc.(4)	2,028,954	7.3%
400 Howard St. San Francisco, CA 94105

Keeley Asset Management Corp.(5)	1,573,300	5.7%
401 S. LaSalle St. Chicago, IL 60605

(1)	Based on Schedule 13D/A filed on August 10, 2010. Mr. Nassef Sawiris and Mr. Philip Norman are directors of NNS Holding with the power to vote and dispose of the shares held by NNS Holding.
(2)	Based on Schedule 13D/A filed on August 13, 2010. Southeastern Asset Management, Inc. is the investment advisor for Longleaf Partners Small-Cap Fund, the holder of 4,390,320 of the shares reported.
(3)	Based on Schedule 13G/A filed on February 12, 2010. The securities reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley.
(4)	Based on Schedule 13G filed on January 29, 2010.
(5)	Based on Schedule 13G/A filed on February 16, 2010.

The following table sets forth as of May 31, 2010, the approximate number of shares of our common stock beneficially owned by each director, nominee for director, and executive officer named in the Summary Compensation Table, and by all of our directors and executive officers as a group.

Name of Beneficial Owner	Company Common Stock
	Beneficially Owned(1)		Percent
Marjorie L. Bowen(5)	1,000		*
Mel G. Brekhus	309,013	(2)	1.1
Eugenio Clariond	51,942	(3)	*
Sam Coats	5,600		*
Gary L. Pechota	1,000		*
Thomas R. Ransdell	7,504		*
Robert D. Rogers	206,456	(2)	*
Ronald G. Steinhart	5,615		*
Kenneth R. Allen	87,541	(2)(4)	*
William J. Durbin	88,208	(2)	*
J. Lynn Davis	44,798	(2)	*
Frederick G. Anderson	43,063	(2)	*
All directors and executive officers as a group (17 persons)	1,020,109	(2)	3.6

*	Represents less than one percent (1%) of the total number of shares outstanding.
(1)	Unless indicated in a note below, each person has the sole voting and investment authority with respect to the shares set forth in the table.
(2)	This table includes shares of common stock subject to options that are presently exercisable or that became exercisable within 60 days of May 31, 2010, as follows: Mel G. Brekhus—189,779 shares; Robert D. Rogers—33,329 shares; Kenneth R. Allen—45,822 shares; Frederick G. Anderson—43,063 shares; William J. Durbin—39,785 shares; J. Lynn Davis—27,679 shares; and all directors and executive officers as a group—486,130 shares.
(3)	Includes 49,942 shares owned by a family trust.
(4)	Includes 281 shares owned jointly with Mr. Allen’s spouse.
(5)	Ms. Bowen resigned as a director on July 11, 2010.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

At the 2010 annual meeting, three directors are to be elected. In January 2010 the Board amended our bylaws to phase out our classified board. As a result, the term of office for directors elected at the 2010 annual meeting and in future elections will be one year.

The term of office of three of our directors expires at this annual meeting. The Board’s nominees for election are Mel G. Brekhus, Robert D. Rogers and Ronald G. Steinhart, who are standing for re-election. Each nominee has consented to being named in this proxy statement and to serving as a director if elected.

The proxies solicited hereby cannot be voted for more than three nominees. Unless otherwise indicated, all proxies will be voted for the election of the Board’s nominees. If any of the Board’s nominees are not available for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

Director Qualifications

The Board believes that there are general qualifications for service on the Board that are applicable to all directors. Directors should have demonstrated a keen sense of ethics, strength of character, an inquiring and independent mind, exceptional ability, mature judgment and practical wisdom. They should be committed to serving on the Board for an extended period of time, have an interest in learning about all aspects of the Company, and be willing to devote time and energy to the Company beyond just attending Board meetings. The Board looks for individuals who will be effective, in conjunction with other directors, in collectively serving the long-term interests of our shareholders and who will complement the existing Board in experience, gender or nationality.

The Board believes that there are other individual attributes that should be represented on the Board by one or more directors but not necessarily by all directors. These include leadership experience in large, complex and diverse organizations, experience in the cement, aggregates and concrete industry, a strong background in financial or accounting matters, experience in strategic planning, experience in personnel management and business skills in other areas of direct value to the Company. In the biographies of our directors below, we identify the attributes of each director that the Board considers important to be represented on the Board.

Nominees for Director

The following are nominees for election as directors to serve a one-year term of office expiring at the 2011 annual meeting of shareholders or until their respective successors have been elected and qualified.

Mel G. Brekhus, age 61, has been a director since 2004. He has been President and Chief Executive Officer of the Company since June 1, 2004. He has been with the Company for over 20 years, rising through various management positions in the cement, aggregate and concrete business until attaining his current position. Mr. Brekhus has over 38 years of experience in engineering, operating and management roles in the cement industry. He held positions as technical services engineer, cement plant chemist, cement plant process engineer and cement plant manager at plants in seven states scattered across the nation before joining the management team of the Company. His professional affiliations include the Portland Cement Association, where he is Past Chairman and presently a Director.

As a result of the positions and experience described above, Mr. Brekhus has leadership experience with our Company and with other large, complex and diverse organizations, a long history of experience in the cement, aggregates and concrete industry, and experience in strategic planning.

Robert D. Rogers, age 74, has been a director since 1970. He has been Chairman of the Board of the Company since October 2004. He was President and Chief Executive Officer of the Company for over 34 years until his retirement from that position on May 31, 2004. He is currently a director of Adams Golf, Inc. During the last five years, Mr. Rogers has also been a director of Con-Way Inc. He is also a director of the National Recreation Foundation and a member of the Executive Board of the SMU Cox School of Business. Mr. Rogers is a former Chairman of the Federal Reserve Bank of Dallas, Chairman of the Greater Dallas Chamber of Commerce and director of the American Business Conference.

As a result of the positions and experience described above, Mr. Rogers has leadership experience with our Company and other large, complex and diverse organizations, a long history of experience in the cement, aggregates and concrete industry, and experience in strategic planning. His years of service on other public company boards provide him with additional perspectives from which to view the Company’s operations and the Board’s activities.

Ronald G. Steinhart, age 70, has been a director since 2007. He retired in 2000 as Chairman and Chief Executive Officer of the Commercial Banking Group of Bank One Corporation (commercial banking), a position he had held since 1996. He has over 37 years of experience in the financial services industry. He led a group of investors that established Team Bank (commercial banking) in 1988 and served as its Chairman and Chief Executive Officer until it merged with Bank One Texas in 1992. He was President and Chief Operating Officer of Bank One Texas through 1996. He is also a former President and Chief Operating Officer of InterFirst Corporation (commercial bank holding company), prior to which he teamed with investors to charter or purchase six other banks. He is a current director of Penske Automotive Group, Inc., Susser Holdings Corporation and Animal Health International, Inc. and a trustee of the MFS/Compass Group of mutual funds. During the last five years, Mr. Steinhart has been a director of Carreker Corporation and Penson Worldwide, Inc. Mr. Steinhart is an Advisory Board Member of the McCombs School of Business at the University of Texas at Austin. Among the civic positions in which he has served are Chairman of the Board of Trustees of the Teacher Retirement System of Texas, Chairman of the Housing Authority of the City of Dallas, Chairman of the United Way of Metropolitan Dallas, President of the Federal Advisory Council of the Federal Reserve System, Chairman of the Dallas Citizens Council, and Regent of the Lamar University System.

As a result of the positions and experience described above, Mr. Steinhart has leadership experience with several large, complex and diverse organizations, a strong background in financial and accounting matters, experience in strategic planning and governmental and political experience. His years of service on the boards of other public companies provide him with additional perspectives from which to view the Company’s operations and the Board’s activities.

Your Board of Directors unanimously recommends that you vote FOR all of the nominees listed above.

Continuing Directors

The following directors continue in office after the annual meeting:

Eugenio Clariond, age 66, has been a director since 2009 and is serving a term of office that expires in 2011. He also served as a director from 1998 until 2005. He has been Chairman of Verzatec, S.A. (aluminum and plastic construction products), Monterrey, Mexico, since 2004. He was Chairman of the Board and Chief Executive Officer of Grupo IMSA, S.A. (steel processor, auto parts, aluminum and plastic construction products), Monterrey, Mexico, from 1981 until his retirement in December 2006. He is currently a director of Johnson Controls, Inc., Navistar (International) Corp., Grupo Financiero Banorte S.A., The Mexico Fund Inc. and Mexichem, S.A. During the last five years, Mr. Clariond has also been a director of Chaparral Steel Company. Mr. Clariond is Chairman of the Mexican Fund for Nature Conservancy, a founding member and past Vice-Chairman of the World Business Council for Sustainable Development, and Chairman of the United States- Mexico Business Committee of the Mexican Business Council for Foreign Trade. He is also a director of

Monterrey Tech, the Center of Studies from the Private Sector for Sustainable Development, and Bat Conservation International. He is on the Advisory Board of the McCombs School of Business at the University of Texas at Austin, the Harte Research Institute for Gulf of Mexico Studies and the Jacobs School of Engineering of the University of California at San Diego.

As a result of the positions and experience described above, Mr. Clariond has leadership experience with large, complex and diverse organizations, and experience in strategic planning. His years of service on other public company boards provide him with additional perspectives from which to view the Company’s operations and the Board’s activities.

Sam Coats, age 69, has been a director since 2005 and is serving a term of office that expires in 2011. He has been a business and aviation consultant since March 2006. He was President and Chief Executive Officer of Schlotzsky’s, Inc. (fast casual dining restaurants) and S.I. Restructuring, Inc. from June 2004 until March 2006. Schlotzsky’s, Inc. hired Mr. Coats to restructure the company and, as a part thereof, it filed under chapter 11 of the Bankruptcy Code in August 2004. During his career, Mr. Coats has been President and Chief Executive Officer of several companies, including Sammons Travel Group (package tour operator), PROS Revenue Management, Inc. (the world’s leading provider of airline revenue management software systems), and Trinity Texas Corporation (real estate development, quick lubrication centers, oil and gas). Mr. Coats has also served as President of Muse Air Corporation until its acquisition by Southwest Airlines Company, and he has held senior management positions with Southwest Airlines Company, Continental Airlines, Inc., Braniff Airways, Inc. and Texas International Airlines, Inc. He has also practiced law with a major Dallas law firm and served as a member of the Texas legislature. During the last five years, Mr. Coats has also been a director of Safety-Kleen, Inc. Mr. Coats is active in civic affairs and serves on the boards of a number of non-profit organizations, including the North Texas Crime Commission, the Valley International Airport in Harlingen, Texas, North Texas Public Broadcasting, The Plan Fund (a micro lender to clients who have no conventional credit capabilities) and Central Community Development Corporation (dedicated to providing affordable housing to low-income clients and permanent housing to the homeless).

As a result of the positions and experience described above, Mr. Coats has leadership experience with several large, complex and diverse organizations, experience in strategic planning and governmental and political experience. His years of service on the boards of other public companies provide him with additional perspectives from which to view the Company’s operations and the Board’s activities.

Gary L. Pechota, age 60, has been a director since 2009 and is serving a term of office that expires in 2012. He has been President and CEO of DT-Trak Consulting, Inc. (a medical coding, billing and data entry services company) since December 2007. From May 2005 until December 2007, Mr. Pechota was a private investor. Mr. Pechota was the Chief of Staff of the National Indian Gaming Commission from August 2003 until April 2005. Mr. Pechota has 18 years of experience in the cement industry, serving as President and CEO of Dacotah Cement from January 1983 until May 1992, President of Keystone Cement Company from May 1992 until September 1994, President of Giant Cement Company from January 1993 until September 1994, President, CEO and Chairman of Giant Cement Holding, Inc. from September 1994 until November 1999 and President and CEO of Giant Cement Holding, Inc. from November 1999 until December 2001. Mr. Pechota is a former Chairman and member of the Finance Committee of the Portland Cement Association. He is currently a director of Insteel Industries, Inc. and Black Hills Corporation. Mr. Pechota was nominated as a director by Shamrock Activist Value Fund (Shamrock), which owned over 10% of our common stock at the time of the nomination. Pursuant to a written agreement with Mr. Pechota, Shamrock agreed to (a) provide Mr. Pechota $50,000 as compensation for acting as a Shamrock nominee, (b) reimburse Mr. Pechota for the out-of-pocket expenses incurred by him in connection with serving as a Shamrock nominee, (c) indemnify Mr. Pechota in connection therewith, subject to certain limitations, and (d) pay the reasonable fees and expenses of one legal counsel (up to $20,000 unless Shamrock consented to pay any additional amounts).

As a result of the positions and experience described above, Mr. Pechota has leadership experience with large, complex and diverse organizations, a long history of experience in the cement, aggregates and concrete industry, a strong background in financial and accounting matters and experience in strategic planning. His years of service on other public company boards provide him with additional perspectives from which to view the Company’s operations and the Board’s activities.

Thomas R. Ransdell, age 68, has been a director since 2005 and is serving a term of office that expires in 2011. He has managed private investments since July 2004. He has over 37 years of experience in engineering, operating and management roles in the aggregates industry. He served in various management positions with Vulcan Materials Company (largest domestic producer of aggregates) for over 26 years until his retirement in 2004, rising from the position of Vice President/Texas to President of the Southwest Division. During his tenure with Vulcan, he also served as President and Chief Executive Officer of two international joint venture companies, Calizas Industriales del Carmen and Vulica Shipping Company, which marketed high quality limestone products and provided deep water shipping services. He also spent eleven years in various engineering and management positions in the aggregate operations of the Company from 1967 through 1978. His professional affiliations include serving as past Chairman of the National Slag Association and the Texas Aggregate and Concrete Association. He is currently a director of the Cancer Therapy and Research Center Foundation.

As a result of the positions and experience described above, Mr. Ransdell has leadership experience with our Company and another large, complex and diverse organization, a long history of experience in the aggregates industry, and experience in strategic planning.

BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

Board of Directors

The Board of Directors currently has seven members. In fiscal year 2010, the Board of Directors held 11 meetings. Each incumbent director attended more than 75% of all meetings of the Board of Directors and the committees on which he served during fiscal year 2010. We do not have a formal policy regarding director attendance at annual meetings of shareholders, but we encourage each director to attend each annual meeting of shareholders. All directors attended the 2009 annual meeting of shareholders.

The Board of Directors has three standing committees that are described below.

Audit Committee

The audit committee, which met seven times in fiscal year 2010, is currently comprised of Mr. Steinhart (Chair), Mr. Clariond, Mr. Pechota and Mr. Ransdell. In the business judgment of the Board, each of these directors is financially literate and has been designated by the Board of Directors as an “audit committee financial expert” as defined by the Securities and Exchange Commission. In the business judgment of the Board, each has the accounting or related financial management experience required of at least one member under the New York Stock Exchange Listed Company Manual.

The committee selects, evaluates and oversees our independent auditors, and provides oversight on matters relating to our corporate accounting, financial reporting, internal control and disclosure practices. In addition, the committee reviews our audited financial statements and quarterly financial statements with management and independent auditors, recommends whether the annual audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to shareholders to be included in this Proxy Statement.

Compensation Committee

The compensation committee, which met four times in fiscal year 2010, is currently comprised of Mr. Coats (Chair), Mr. Pechota, Mr. Ransdell and Mr. Steinhart. The committee reviews the performance of management, reviews and approves their salaries and other compensation (except the base compensation of the Chief Executive Officer which must be approved by the independent directors following the recommendation of the compensation committee), and recommends incentive goals to be achieved under incentive compensation plans and reviews the results and approves payments under the plans. The committee recommends variable contributions to our 401(k) plan, recommends incentive compensation and equity based plans to the Board, reviews, approves and administers incentive plans in which our executive officers participate and all equity based plans, and reviews and recommends director compensation. The committee may also advise the Board generally with regard to other compensation and employee benefit matters. The committee may delegate any of its responsibilities and duties to one or more members of the committee except to the extent such delegation would be inconsistent with the requirements of the securities laws or the listing rules of the New York Stock Exchange.

Governance Committee

The governance committee, which met four times in fiscal year 2010, is comprised of Mr. Clariond (Chair), Mr. Coats and Mr. Ransdell. The committee assists the Board of Directors in identifying individuals qualified to become directors and recommends to the Board the nominees for election as directors at the next annual meeting of shareholders. The committee also assists the Board in determining the composition and structure of the Board and its committees, selection of committee members, developing and implementing our corporate governance guidelines, considering other corporate governance issues, reviewing and considering conflicts of interest and related person transactions involving directors or executive officers and overseeing the evaluation of the Board of Directors and its committees.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that all current directors other than Mr. Brekhus and Mr. Rogers are independent. In addition, Marjorie L. Bowen, Gordon E. Forward, Keith W. Hughes, Dennis A. Johnson and Henry H. Mauz, all of whom served as directors during part of the last fiscal year, were independent directors. The Board based its determination on the independence standards described in the Listed Company Manual of the New York Stock Exchange. Mr. Brekhus and Mr. Rogers are not independent because Mr. Brekhus is our President and Chief Executive Officer and Mr. Rogers’ son, James B. Rogers, is our Vice President-Consumer Products. Even though these directors are not independent, the Board of Directors believes that their wealth of experience and knowledge about the Company and its industry contributes greatly to the Board.

Currently, all members of the audit, compensation and governance committees are independent directors.

Our non-management directors and independent directors hold executive sessions in accordance with the New York Stock Exchange Listed Company Manual. Our Chairman of the Board presides at executive sessions of the non-management directors and our lead independent director presides at the executive sessions of the independent directors.

Board Leadership Structure

The Board establishes its leadership structure and fills the various roles with directors they believe are best suited at the time for the roles. Although the Board has the flexibility under its corporate governance documents to select the leadership structure it believes is appropriate from time to time, the roles of Chairman of the Board and Chief Executive Officer have been separated for over 40 years. The Board believes this is currently the optimal structure for providing leadership that is both independent in its oversight of management and closely attuned to our specific business. However, the Board understands that the environment in which we operate is dynamic, and the appropriate structure may change from time to time.

Since the Chairman of the Board is not an independent director, the Board elected Ronald G. Steinhart as lead independent director. The lead independent director is authorized to call meetings of the independent directors, preside at executive sessions and meetings of the independent directors, and review the agenda for Board meetings.

Board Risk Oversight

The Board has overall responsibility for oversight of risk management. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Appropriate risk taking is an essential element in the success of any business enterprise. Therefore its oversight process is focused on reviewing with management risk assessment, risk mitigation and risk response.

The Board delegates certain responsibilities to committees to assist in fulfilling its risk oversight responsibilities. The Audit Committee focuses on financial and compliance risk. Financial risk involves areas such as our financial statements, financial reporting processes, internal control environment, internal audit, and accounting and legal matters. Compliance risk involves areas such as health, safety and the environment.

The Compensation Committee evaluates risks associated with our compensation programs. In fiscal year 2010, the Committee conducted an analysis of our short and long-term incentive compensation programs to determine whether the programs are reasonably likely to have a material adverse effect on us. The Committee’s review encompassed a range of design elements and their relationship to risk. Based on that review, the Committee determined that our short and long-term incentive programs are not reasonably likely to have a material adverse effect on us.

The Governance Committee monitors risks associated with management succession planning and related party transactions.

Codes of Ethics, Corporate Governance Guidelines and Committee Charters

We have an ethical business conduct policy applicable to our directors, officers and employees. Our Board of Directors has also adopted a code of ethics applicable to our chief executive officer, chief financial officer and other senior accounting officers.

Our Board has adopted corporate governance guidelines and written charters governing the audit, compensation and governance committees.

The ethical business conduct policy, code of ethics, corporate governance guidelines and committee charters are available on our website at http://investorrelations.txi.com/governance.cfm. You may also obtain them in print, free of charge, by making a written request to Investor Relations, Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, Texas 75247.

Director Nominations

Under our corporate governance guidelines and the charter of the governance committee, the governance committee identifies nominees for director from various sources, including current directors who are willing to continue service and recommendations of current directors. Shareholders may propose potential nominees (other than self-recommendations) for consideration by the governance committee by submitting the name, qualifications and supporting information to the Secretary of the Company, Texas Industries, Inc., 1341 W. Mockingbird Lane, Dallas, Texas 75247 by the close of business on April 29, 2011. The committee will consider and evaluate persons recommended by shareholders in the same manner as potential nominees identified by the governance committee and the Board of Directors.

In assessing potential director nominees, the committee considers individuals who have demonstrated the general qualifications and one or more of the individual attributes described above under “Election of Directors—Director Qualifications.” The committee will also consider any present or potential conflicts of interest and the number of potential nominees in relation to the number of directors to be elected. Nominees must also be willing to devote sufficient time and effort in carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. Although the committee does not have a formal policy on diversity, it considers diversity of experience, gender and nationality important because a variety of points of view based on a variety of experiences contributes to effective decision making. In considering candidates, the committee considers the entirety of each candidate’s credentials in the context of these standards.

In addition to proposing nominees for consideration of the governance committee, shareholders may nominate persons for election as director. Such nominations must be submitted to the Secretary of the Company at our principal executive offices not earlier than the close of business on June 15, 2011 and not later than the close of business on July 15, 2011. This submission must contain as to each nominee, (i) all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Securities Exchange Act of 1934, as amended; (ii) the written consent of each nominee to serve as a director, if so elected; (iii) a description of all monetary arrangements and other material relationships between the shareholder and the nominee; and (iv) the nominee’s completed questionnaire, representation and agreement required by section 11 of our bylaws. As to the shareholder giving notice and any beneficial owner on whose behalf the nomination is made, the submission must contain (i) the name and address of such shareholder and beneficial owner, (ii) information about ownership and certain other interests in our capital stock; and (iii) certain additional information required by section 8 of our bylaws. The nominations must comply with all requirements of our bylaws.

Communications with Directors

Shareholders and other interested parties may communicate directly with the Board of Directors, the non-management directors or any particular director by sending written correspondence to the attention of the desired person or persons in care of the General Counsel as follows:

•	by letter addressed to Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, Texas 75247, or

•	anonymously by email at txi@openboard.info.

The written communications will be forwarded to the person or persons addressed unless the communications are considered, in the reasonable judgment of the General Counsel, to be inappropriate. Examples of inappropriate communications include customer complaints, solicitations, and communications that do not relate to our business or that relate to improper or irrelevant topics.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, the members of our compensation committee included the current members as well as Marjorie L. Bowen, who was a member during the time she served as a director. No such member is or has been an officer or employee of the Company or its subsidiaries. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions, or in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on our compensation committee or as our director. None of our executive officers served as a director of another corporation, one of whose executive officers served on our compensation committee.

Related Person Transactions and Other Relationships

Our corporate governance guidelines contain our policies and procedures for review, approval or ratification of related person transactions. The related person transactions to which these policies and procedures apply are those for which disclosures would be required by Item 404 of Regulation S-K of the Securities and Exchange Commission.

If an actual or potential related person transaction arises for a director or executive officer, the director or executive officer must promptly inform the governance committee. A proposed transaction of which the committee has notice may be consummated only after it has been submitted to the committee for consideration and the committee concludes in good faith that it is in, or not inconsistent with, our best interests and those of our shareholders.

If a director or executive officer becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the governance committee. If the transaction is ongoing, the committee will evaluate all reasonable options, including ratification, amendment or termination. If the transaction is completed, the committee will evaluate whether rescission of the transaction is appropriate.

Mr. Robert D. Rogers, our Chairman of the Board, is the father of James B. Rogers, our Vice President-Consumer Products. In fiscal year 2010, we paid Mr. James B. Rogers $218,500 in salary and granted him 11,000 stock options on the same date and at the same exercise price as other executive officers.

We know of no other reportable related person transaction that occurred since June 1, 2009, the beginning of our last fiscal year.

DIRECTOR COMPENSATION

Directors’ compensation is determined by the Board of Directors after receiving the recommendation of the compensation committee. The compensation committee periodically reviews the compensation of directors. Before recommending any change in compensation of directors, the compensation committee reviews information obtained from the proxy statements of a peer group and published surveys. In fiscal year 2010, the peer group consisted of Eagle Materials, Martin Marietta Materials, Vulcan Materials, U.S. Concrete, Inc., Headwaters, Inc., Ryland Group, Inc., Massey Energy Company, Granite Construction Co., Trinity Industries, Inc., MDU Resources Group and USG Corporation.

Non-employee directors received an annual fee of $36,000 during fiscal year 2010. Due to the impact of the economic recession on our performance and prospects, for fiscal year 2010 the Board of Directors reduced the annual fee by 10% from the 2009 level. The Board has extended the fee reduction into fiscal year 2011. The Board will periodically review when to raise the fee back to at least its 2009 level. The chairman of the audit committee receives an additional annual fee of $10,000, and other members of the committee receive an additional annual fee of $2,000. The lead director and the chairmen of the compensation and governance committees each receive an additional annual fee of $5,000. Each member of the compensation and governance committees receives an additional annual fee of $1,000.

The Chairman of the Board receives an annual grant of 2,500 restricted shares of common stock and each other non-employee director receives an annual grant of 1,000 restricted shares of common stock. One-third of the restricted shares will vest at the next annual shareholders meeting after the date of grant. Another one-third vests at each of the next two annual shareholders meetings so that 100% of the restricted stock is vested after the third annual shareholders meeting after the date of grant. In addition, all unvested restricted shares will vest upon the death or disability of the director or on the date of an annual shareholders’ meeting at which the director is not re-elected upon the expiration of his term of office. Upon any other termination of a director’s service, any unvested restricted shares will be forfeited and transferred back to the Company.

Pursuant to the Deferred Compensation Plan for Directors, directors may defer all or any part of their annual fees by delivering a written election to defer prior to the year during which he or she wishes to defer receipt of the fees. A director’s deferred account balance is denominated in shares of our common stock by crediting to the account the number of shares of common stock determined by dividing the deferred amount of compensation by the average market price of the common stock for the thirty trading days prior to the first day of the year in which the deferred amount would otherwise be paid. Cash dividends are credited to the account in the form of common stock at a value equal to the fair market value of the stock on the date of payment of the cash dividend. The account balance will be distributed in shares of common stock on the earlier of the date, if any, elected by the director in the written election to defer, and the date on which he ceases to serve as a director.

We will make an annual charitable contribution of up to $10,000 to a charity or charities designated by each non-employee director. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

The following table provides information about the compensation paid to our non-employee directors during fiscal year 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Marjorie L. Bowen(3)	48,050	35,995	10,000	94,045
Eugenio Clariond	42,300	35,995	10,000	88,295
Sam Coats	42,300	35,995	10,000	88,295
Dennis A. Johnson(3)	48,950	35,995	—	84,945
Gary L. Pechota	49,200	35,995	10,000	95,195
Thomas R. Ransdell	39,600	35,995	10,000	85,595
Robert D. Rogers	36,900	89,988	10,000	136,888
Ronald G. Steinhart	51,300	35,995	10,000	97,295

(1)	The amount shown is the grant date fair value of the only stock award received during the fiscal year. Assumptions used in determining the value of stock awards are set forth in Note 1 to the Consolidated Financial Statements in our 2010 Annual Report to Shareholders.

The number of shares of stock underlying awards outstanding at May 31, 2010 for each director is as follows:

Name	Restricted Stock Awards	Stock Option Awards
Marjorie L. Bowen	1,000	—
Eugenio Clariond	1,667	—
Sam Coats	2,000	—
Gary L. Pechota	1,000	—
Thomas R. Ransdell	2,000	—
Robert D. Rogers	5,000	6,666
Ronald G. Steinhart	2,000	—

(2)	In fiscal year 2010, we made $10,000 contributions to charities designated by each director. Such contributions totaled $70,000.
(3)	Ms. Bowen and Mr. Johnson have resigned as directors. Their restricted stock awards had not vested and were therefore forfeited.

No compensation was paid to any other non-employee director during the last fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

In this discussion and analysis, we refer to the compensation committee as the Committee, the President and Chief Executive Officer as the CEO, and the executive officers named in the Summary Compensation Table as the named executives.

Objectives.

The objectives of our management compensation program are to:

•	attract and retain highly qualified and productive individuals on our management team;

•	motivate our management team to achieve annual and long-term financial goals; and

•	align our management team’s interests with the investment interests of our shareholders.

Guiding Principles.

The following principles guide us in seeking to achieve these objectives:

•	we want our officers’ compensation to be competitive in the markets in which we compete for management talent;

•	we want to provide our officers the opportunity to build, over time, financial security;

•	we want a substantial portion of our officers’ total target compensation to be linked to our performance and thus “at risk”;

•	we expect our “at risk” compensation to be paid only when specific goals are achieved; and

•	we expect our officers to own our stock.

Elements of Compensation.

Based on this framework, we provide the following principal elements of compensation for our officers, including the named executives:

•	base salary (i.e., fixed compensation),

•	performance-based incentive compensation (i.e., variable “at risk” compensation), including annual and long-term cash incentives and long-term equity based incentives,

•	retirement and post-employment benefits, and

•	perquisites and other benefits.

Typically over half of our CEO’s target cash compensation is comprised of performance-based variable compensation. Our other named executives’ target variable cash compensation is in a similar, though somewhat lower, range. Since our equity based compensation is currently comprised entirely of stock options, our officers receive equity based variable compensation only if our stock price appreciates after the date the options are granted. We believe that this mix of fixed and variable compensation is an essential part of the design of a compensation program that meets our objectives. It provides the ability to attract, retain and motivate executives by providing predictable fixed income to meet current living requirements and significant variable compensation opportunities for long term wealth accumulation. At the same time, the variable component of compensation motivates executives to achieve results that should enhance shareholder value.

We have used this compensation structure and methodology for many years and believe it continues to allow us to attract, retain and motivate highly qualified and capable executives.

Salary. Salary is our basic element of compensation. It is the building block upon which our variable compensation and our retirement plans are based. Salary provides a stable and fixed level of compensation that is necessary to attract an officer to our management team. It also serves as a retention tool throughout his or her career.

We determine salaries of our officers on an individual basis. We consider subjective factors such as the officer’s role and responsibilities, unique skills, individual performance, future potential and internal pay equity, as well as more objective factors such as compensation survey information and Company performance. Quantitative relative weights are not assigned to the different factors, nor is a mathematical formula followed.

The Committee reviews salaries periodically, normally annually. As a general practice, salaries are adjusted for the CEO upon renewal of his employment contract and for the other named executives bi-annually. Salaries may be adjusted more frequently in unusual circumstances such as a promotion, exceptional individual performance or a change in the Company’s performance and prospects.

In their periodic salary reviews, the Committee and the CEO review the five-year compensation history of each officer, including gains upon the exercise of stock options. They also review compensation survey data to confirm that officers’ salaries and total compensation were competitive and that the differences among officers were in line with market practices. The CEO discusses with the Committee his views on the role, responsibilities, performance and potential of each officer, and he recommends salary increases for the officers. Based on the information reviewed, the subjective information provided by the CEO, the Committee members’ knowledge of the individual officers and the Company’s performance and prospects, the Committee makes subjective decisions in approving the increases.

Neither the CEO nor any of the other named executives were considered for salary increases during fiscal year 2010. Instead, as the economic recession had an increasingly negative impact on our performance and near-term prospects, the CEO volunteered to take a 10% reduction in salary during fiscal year 2010, and the other named executives volunteered to take a 5% reduction. After consideration of the proposal, the Board of Directors accepted it.

Due to the continuing negative impact on us of low levels of construction activity, the Board has elected to extend the salary reductions into fiscal year 2011. The Board will periodically review when to raise the salaries of the affected officers back to at least their 2009 levels.

Performance-Based Incentives. Our performance-based incentive compensation includes annual and long-term cash incentives and long-term equity based incentives. We believe that these incentives promote our objectives in the following ways:

•	our annual cash incentives encourage teamwork and focus employees’ work on short-term results that are key to our long-term business success;

•	our long-term cash incentives create a focus on our long-term growth and profitability;

•	our equity-based incentives encourage employees to invest in our common stock, which fosters employees’ loyalty and increases their interest in our business and success;

•	all our incentives strengthen our ability to attract, motivate and retain executives with the superior capability required to achieve our business objectives in an intensely competitive environment.

Our annual and long-term cash incentives are paid only when specific goals are achieved. Our equity based incentives (i.e., stock options) are of value only when our common stock price appreciates beyond the price on the date the options are granted.

Cash Incentives. Our annual and long-term cash incentive plans are based on a return on equity objective set in advance for each fiscal year. We use return on equity because it represents a measure that is significant to shareholders, can be readily compared with other companies or industries and is relatively easy to understand and calculate. In determining our objective each year the Committee reviews the long term manufacturing industry average return on equity and the Company’s recent financial results, current financial position and future prospects. Based on this information, the Committee determines an objective that will result in above average return on equity performance. The specific goal is set subjectively at a level the Committee believes will motivate superior performance because it is not easily achieved, but in most years is realistically achievable.

For fiscal year 2010, we established an objective of having an average return on equity that was 25% better than the U.S. manufacturing industry long-term average of 12%. This objective was established after considering all the information described above. Because the information and factors had not appreciably changed during 2010 we will maintain the same objective for fiscal year 2011. While attainment of this goal is unlikely due to the impact of the economic conditions on our industry, the Committee believed that maintaining the same objective would more closely mirror the interest of our shareholders.

In contrast to salary determinations, an officer’s percentage of participation in our annual and long-term cash incentive plans is based on his or her job level rather than individual performance factors. Our CEO participates at one level in these plans, and our other officers participate at a lower level. We believe that maintaining the same base percentage participation level for all individuals within a job level promotes our objectives by encouraging teamwork and a focus that mirrors the interest of our shareholders.

Based on our financial performance for fiscal year 2010, which was severely impacted by the economic recession, the minimum thresholds were not achieved, and the CEO and the other named executives did not receive any annual or long-term cash incentive payments for fiscal year 2010.

The Committee may adjust the calculation of annual and long-term incentive plan payments in unusual situations. For fiscal year 2010, no unusual situations arose, thus the Committee did not adjust the calculation.

For a summary of the terms of the annual and the long-term incentive plans and the annual and long-term cash incentives earned by each named executive, see Footnote 2 to the Summary Compensation Table below.

Equity Based Incentives. Stock options are our preferred form of equity based compensation for employees, including our named executives. The Committee believes that stock options provide a strong link to Company performance since the recipient receives no value unless the price of our common stock increases after the date the option is granted.

Named executives are eligible for a stock option award on an annual basis, normally at the January meetings of the Committee and the Board. Our officers do not have a role in selecting the grant date. We also use stock options as part of the compensation package offered to new officers. Typically, these options are granted at the next meeting after the date of hire. Occasionally, the options are approved at a meeting prior to the date of hire, but the grant date is then the date of hire. Awards are priced at the closing price on the grant date.

The number of stock options awarded to a named executive is generally determined by dividing his or her base salary by the current stock price and multiplying that result by a multiple between 1.0 and 2.5. In determining the multiple for a named executive, the Committee considers criteria similar to those considered in the determination of the named executive’s salary.

Based on these factors and formulas, the Committee recommended, and the Board approved at its meeting on January 13, 2010, the stock option awards shown in the Grants of Plan Based Awards Table below.

The Committee has no current plans to grant any other type of equity based award to named executives or other employees. However, the Committee has the authority to grant stock appreciation rights, restricted stock and other equity-based awards under our 2004 Omnibus Equity Compensation Plan, or 2004 Equity Plan. From time to time the committee may review whether other types of awards would be appropriate. It may choose to revise its philosophy on equity based compensation in the future.

We monitor the number of stock option and other awards outstanding, the number of shares outstanding and the rate at which awards are granted under the 2004 Equity Plan. Of the 2.5 million shares reserved for issuance pursuant to the plan, at May 31, 2010, 1,560,185 shares have been issued or reserved for issuance pursuant to outstanding awards, and 939,815 shares are available for future awards.

Retirement and Post-Employment Arrangements. To attract and retain superior talent on our management team, we believe it is necessary to provide our officers the means to create retirement security. We developed the executive financial security plans for our officers and certain other managers as a cost effective way to provide a competitive level of retirement income. The executive financial security plans are voluntary non-qualified deferred compensation plans that allow participants, including the named executives, to defer a defined portion of their salaries and to receive retirement income at the times and in the amounts defined in the plans. For a summary of the plans, see footnote (3) to the Summary Compensation Table below.

Our named executives also participate in the TXI Retirement Plan, a tax qualified defined contribution plan available to all employees. The named executives participate on the same terms as other employees. We do not provide qualified defined benefit pension plans for any officers.

Perquisites and Other Benefits. We provide the named executives with perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Historically, the named executives were provided use of basic-model company automobiles. In fiscal year 2009, we began converting our basic-model automobile program to an automobile expense allowance of $800 per month as leases for company automobiles expired.

Our named executives participate in other employee benefit plans such as health, life, dental, vision and disability insurance, key employee physical examinations, paid vacation and holiday time, employee assistance program, etc. Except for key employee physical examinations, the named executives participate on the same terms as other employees.

Other Philosophical Elements

Role of Compensation Committee and CEO in Setting Compensation. The Board has authorized the Committee to establish our general compensation policies. The Committee members take part in the Board’s review of the performance of the CEO. The Committee also evaluates the corporate goals and objectives relevant to the CEO’s compensation and the survey information described below. The Committee determines and approves the compensation of the CEO other than his base salary. His base salary must be approved by our independent directors after receiving the recommendation of the Committee.

The CEO reviews the performance of the other named executive’s with the Committee. The Committee approves their salaries and other compensation after receiving the recommendation of the CEO. In so doing, it also considers the general performance of the Company as well as the survey information described below.

The Committee recommends to the Board cash incentive and equity-based compensation plans. The Committee also recommends to the Board incentive goals to be achieved under cash incentive compensation plans. Typically, the Committee makes these recommendations after receiving the recommendation of the CEO. The Committee reviews the results and approves the payments required upon attainment of the goals. Although the Committee has the authority to grant stock options, it typically recommends to the Board the number of stock options to award to the CEO and, after receiving the recommendation of the CEO, the other named executives. The Board then acts on the recommendations.

Use of Survey Information and Consultants. The Committee’s process includes the review of information from published surveys to help assess the competitive market for executive talent. Survey information reviewed during fiscal year 2010 included the 2009 Hewitt Total Compensation Measurement Survey of 497 companies, the Mercer Benchmark Survey of 2,201 companies and the Towers/Watson Top Management Compensation survey of 1,526 companies. All officer positions were compared to positions in the Hewitt survey based on prior year sales. We use the other surveys for a limited number of positions to confirm the validity of Hewitt comparisons. Our Human Resources Department compiles the information, which is then presented to the Committee by our Vice President of Human Resources.

The Committee has discontinued the review of the proxy statements of a peer group of companies because consolidation in our industry has decreased the number of public companies to which we are comparable in terms of geography and size.

The Committee did not retain compensation consultants to review our compensation structure for fiscal years 2010 and before, but the charter of the Committee authorizes it to retain compensation consultants whenever the Committee believes it appropriate. The Committee has retained Buck Consultants, LLC to review our fiscal year 2011 compensation structure.

Employment Agreements. Our CEO has an employment agreement because our Board believes it is important to evidence the mutual commitment of the Company and the CEO. The agreement is an expression of confidence by the Company and the CEO that is important to many constituencies, including our shareholders, employees, customers and vendors. For a summary of the agreement see “Compensation Tables and Information—Potential Payments Upon Termination or Change in Control—CEO Employment Agreement”.

Our other named executives serve at the will of the Board. We believe that our overall compensation program is a strong retention tool, but consistent with our general philosophy on performance based compensation and employment, we retain discretion as to the terms of any severance arrangement in the event of termination of a named executive’s employment.

Change in Control Arrangements. Our named executives and a small number of other officers have entered into Change in Control Severance Agreements to promote stability and continuity of senior management. The Committee recognizes that the possibility of a change in control exists. Many change in control transactions result in organizational changes, especially at senior levels of management. The resulting uncertainty and questions may result in the departure or distraction of key management personnel to our detriment. The Committee believes that these agreements encourage senior executives to remain employed even though these uncertainties exist, particularly at important times when continued employment may be in doubt. For a summary of the agreements see “Compensation Tables and Information—Potential Payments Upon Termination or Change in Control—Change in Control”.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code makes certain “non-performance based” compensation to the named executives in excess of $1,000,000 non-deductible by the Company. To qualify as “performance-based compensation”, performance goals must be pre-established. Such goals must also be approved by our shareholders before the compensation is paid. In certain situations the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. However, the Committee generally intends to structure the compensation with its executives to achieve maximum deductibility under Section 162(m) with minimum sacrifices in flexibility and corporate objectives. The Master Performance-Based Incentive Plan described below was designed to comply with the requirements of section 162(m). We expect that annual and long-term incentive payments under that plan will be deductible. In addition, the CEO’s employment agreement requires deferral of certain compensation that would not be deductible by the Company. The long-term incentive plans contain similar provisions.

Stock Ownership Guidelines. We have established stock ownership guidelines for our directors, the CEO, and various levels of Vice Presidents as follows:

Director	5 times annual retainer
CEO	3 times annual salary
Executive Vice President	2 times annual salary
Corporate Vice President	1 times annual salary
Staff or Operations Vice President	.5 times annual salary

These guidelines are to be achieved in a reasonable period of time. The Committee reviews progress toward or achievement of these guidelines annually. If an officer fails to achieve the guideline level of ownership, the Committee may in its discretion decline to grant further stock options to the officer.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Sam Coats, Chairman

Gary L. Pechota, Member

Thomas R. Ransdell, Member

Ronald G. Steinhart, Member

COMPENSATION TABLES AND INFORMATION

The following tables and notes provide information about the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers. These five executive officers are referred to as our named executives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
Mel G. Brekhus	2010	540,000	420,750	—	526,462	16,072	1,503,284
President and Chief Executive Officer	2009	600,000	312,200	—	315,460	16,823	1,244,483
	2008	623,077	351,800	1,549,421	507,858	16,991	3,049,147

Kenneth R. Allen(5)	2010	261,250	252,450	—	205,896	18,418	738,014
Vice President-Finance & Chief Financial Officer	2009	263,153	286,420	—	22,615	17,910	590,098

William J. Durbin(6)	2010	280,250	201,960	—	619,515	20,303	1,122,028
Vice President of Human Resources	2009	295,000	151,640	—	197,347	17,159	661,146
	2008	290,000	140,720	416,974	245,019	17,910	1,110,623

J. Lynn Davis	2010	251,750	218,790	—	396,078	14,683	881,301
Vice President of Cement	2009	260,192	133,800	—	97,849	15,411	507,252
	2008	249,231	123,130	344,826	190,170	16,209	923,566

Frederick G. Anderson	2010	289,750	252,450	—	265,211	20,155	827,566
Vice President, General Counsel and Secretary	2009	305,000	160,560	—	84,416	17,239	567,215
	2008	297,115	158,310	429,967	82,007	17,231	984,630

(1)	All awards to named executives are stock option awards. Stock options are awarded under our 2004 Omnibus Equity Compensation Plan and become exercisable, or vest, in amounts and at times designated at the time of award. Stock options granted to our named executives vest in annual installments of 20% over a five-year period, subject to acceleration upon the occurrence of certain events such as a change in control. They expire ten years from the grant date. Until the stock options are exercised, participants do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of common stock underlying the stock options.

Assumptions used in determining the value of stock option awards are set forth in Note 6 to the Consolidated Financial Statements in our 2010 Annual Report to Shareholders.

(2)	The amounts in this column are comprised of payments under our annual incentive plan and our long-term incentive plan, as follows:

	Year	Annual Incentive Plan	Long-Term Incentive Plan	Total
Mel G. Brekhus	2010	—	—	—
	2009	—	—	—
	2008	$349,421	$1,200,000	$1,549,421

Kenneth R. Allen	2010	—	—	—
	2009	—	—	—

William J. Durbin	2010	—	—	—
	2009	—	—	—
	2008	121,974	295,000	416,974

J. Lynn Davis	2010	—	—	—
	2009	—	—	—
	2008	104,826	240,000	344,826

Frederick G. Anderson	2010	—	—	—
	2009	—	—	—
	2008	124,967	305,000	429,967

Master Performance Based Incentive Plan. Our Master Performance-Based Incentive Plan, or Master Incentive Plan, authorizes the Committee to adopt annual and long-term incentive plans that will reward participants if the Company achieves defined performance goals during a specified performance period.

Each annual or long-term incentive plan adopted by the Committee must identify the employees who will participate in the plan, the performance period, the performance goals that must be achieved and the resulting award payments. Total award payments to any covered officer in a fiscal year may not exceed $5.0 million.

To receive an award payment, a participant must be employed on the last day of the performance period, with limited exceptions. Before payment of any awards, the Committee must certify that the performance goals of the applicable incentive plan were achieved.

Annual incentive plan awards are paid in cash. Long-term incentive plan awards are also typically paid in cash. However, the Committee may elect to pay long term incentive awards in any combination of cash, stock or stock equivalents.

All annual incentive plans and long term incentive plans currently in effect were adopted pursuant to the Master Incentive Plan.

Annual Incentive Plan. During fiscal year 2010, most of our employees participated in incentive plans with performance periods of one year or less. The various plans encourage performance that is relevant to the particular group of employees. In fiscal year 2010, our named executives participated in an annual incentive plan that was based on our consolidated financial performance.

For fiscal year 2010, the Committee established an objective of having an average return on equity that was 25% better than the U.S. manufacturing industry long-term average of 12%. Our annual return on equity objective was translated into return-on-assets goals, which allow employees to more easily track progress toward goal achievement. These goals included minimum and target goals. Our return on assets was then translated into a base award percentage. The base award percentage did not reach the minimum target due to the impact of the economic recession. As a result, the named executives did not receive an annual cash incentive payment

Long-Term Incentive Plan. Our named executives and other officers participated in our long-term incentive plan with a performance period of the three fiscal years ended May 31, 2010. Prior to the beginning of the performance period, the Committee established a minimum performance goal of having a 14% consolidated average return on equity for the performance period. Upon achievement of at least the minimum performance goal, each named executive receives a cash incentive payment. The maximum cash incentive payment is paid if we achieve a consolidated average return on equity of 20% or greater during the performance period. At the minimum goal, the CEO’s incentive payment was set at 100% of his base salary at the time of the award, and the other named executives’ incentive payment was set at 50% of their base salaries. At the maximum goal the CEO’s incentive payment was set at 280% of his base salary, and the other named executives’ maximum incentive payment was set at 140% of their base salaries. We did not achieve the minimum consolidated average return on equity goal for the performance period due to the impact of the economic recession. As a result, the named executives did not receive a long-term cash incentive payment.

(3)	These amounts represent the increase in fiscal year 2010 in the actuarial present value of accumulated benefits under our executive financial security plans. These are nonqualified plans in which participation is voluntary. The plans require deferral of a portion of a participant’s salary and provide retirement, death and disability benefits to participants. A participant becomes vested after five years of participation, upon death or disability, or in certain circumstances after a change in control. The normal benefits payable to a vested participant at age 65 are:

•	an annual retirement benefit of 45% of covered annual salary payable in equal monthly installments each year for the participant’s life, with a 15-year certain benefit, and

•	a death benefit payable to the participant’s beneficiaries equal to 25% of the participant’s covered annual salary.

Vested participants that are 55 or older may retire early with reduced benefits. For benefits that accrued prior to January 1, 2005, benefits become payable at age 65 and are reduced pro rata based on the reduced time of participation. For benefits that accrued on or after January 1, 2005, benefits become payable immediately upon early retirement, are reduced pro rata based on the reduced time of participation and, with respect to the retirement benefit, are further reduced by an actuarial reduction of .004166 for each month between the participant’s early retirement date and his or her 65th birthday.

If a participant dies while still employed, the beneficiary will receive the greater of (i) 100% of the participant’s covered annual salary for the first year and 50% for each of the next nine years or, if longer, until the participant would have been 65, or (ii) if the participant was eligible for early retirement at the date of death, early retirement benefits. If a participant is disabled for six continuous months, the participant’s salary deferrals are waived but are deemed to have been made for all other purposes.

If the employment of a participant is terminated by us within two years after a change in control or by the participant within one year after a change in control, a participant will be deemed to be fully vested. A participant who has reached age 55 will receive benefits as if he had reached age 65 and retired. A participant who has not reached age 55 will have five years added to his service time for purposes of calculating the benefits payable at age 65. The term “change in control” has the same meaning as in the change in control severance agreements. See “Compensation Tables and Information—Retirement and Post Employment Arrangements—Change in Control Severance Agreements” below.

Participants are subject, with certain limits, to a covenant not to compete for two years after their employment terminates. If a participant breaches this covenant, we may, among other things, suspend or terminate payments under the plan.

Certain participants started participating in the plans when some terms were different from the current plans. In these plans, the total retirement benefit at age 65 is a sum between 2.5 and 10 times covered annual salary depending primarily upon age at enrollment. Ninety percent of the total benefit is paid in monthly installments after retirement over a period selected by the participant within certain requirements. Ten percent is paid to the participant’s beneficiary upon the participant’s death. These plans also provide for reduced payments if a participant retires early or terminates employment before retirement. Participants in these plans chose whether to convert to the new form of plan. Mr. Brekhus chose not to convert his plan. Mr. Allen and Mr. Davis chose to convert to the new form of plan, and as a result their annual retirement benefit is somewhat higher than 45% of covered annual salary.

New plans became effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code and to make other changes. The prior plans in effect on December 31, 2004 continue to apply to all benefits vested on that date. The changes in the new plans generally did not change the amount of benefits (except the new plans reduced early retirement benefits and some change in control benefits). The new plans require coordination of benefits with prior plans so there is no duplication of benefits.

(4)	The amount in this column for each executive includes $10,780 contributed by the Company to the TXI Retirement Plan. All our named executives participate in the TXI Retirement Plan, a tax qualified defined contribution plan available to all employees. The named executives participate on the same terms as other employees. The Company provides an annual contribution of:

•	2% of an employee’s base compensation up to the maximum legally allowable amount, which is paid in cash and distributed proportionally among the investments selected by the employee, and

•

a variable matching contribution approved annually by the Committee, which for calendar year 2009 was 40% of an employee’s contributions up to 6% of the employee’s compensation. Half of this contribution is paid in our common stock and half is paid in cash distributed proportionally among the investments selected by the employee.

(5)	Mr. Allen became Vice President, Finance and Chief Financial Officer on August 1, 2008.

(6)	Mr. Durbin retired on May 31, 2010, the last day of our fiscal year.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Mel G. Brekhus	4-14-10	(1)	129,600	216,000	(4)
	4-14-10	(2)	540,000	1,080,000	1,512,000
	1-13-10	(3)				25,000	36.15	420,750

Kenneth R. Allen	4-14-10	(1)	47,025	78,375	(4)
	4-14-10	(2)	130,625	261,250	365,750
	1-13-10	(3)				15,000	36.15	252,450

William J. Durbin	4-14-10	(1)	50,445	84,075	(4)
	4-14-10	(2)	140,125	280,250	392,350
	1-13-10	(3)				12,000	36.15	201,960

J. Lynn Davis	4-14-10	(1)	45,315	75,525	(4)
	4-14-10	(2)	125,875	251,750	352,450
	1-13-10	(3)				13,000	36.15	218,790

Frederick G. Anderson	4-14-10	(1)	52,155	86,925	(4)
	4-14-10	(2)	144,875	289,750	405,650
	1-13-10	(3)				15,000	36.15	252,450

(1)	Awards of participation under our 2011 Annual Incentive Plan.
(2)	Awards of participation under our Long-Term Incentive Plan for the three year period ending May 31, 2013.
(3)	Grants of stock options awarded under our 2004 Omnibus Equity Compensation Plan.
(4)	Under our 2011 Annual Incentive Plan, we do not cap return on asset goals for any of the participants in order to motivate participants to achieve maximum performance.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mel G. Brekhus	22,130	0	22.31553	01/17/11
	21,330	0	27.39372	01/16/12
	34,662	0	18.48626	01/15/13
	45,327	0	16.04468	05/15/13
	133,315	0	28.23758	06/01/14
	23,330	0	45.86873	01/11/15
	16,000	4,000	51.70500	01/18/16
	12,000	8,000	70.18000	01/17/17
	8,000	12,000	50.63000	01/16/18
	7,000	28,000	24.61000	01/14/19
	0	25,000	36.15000	01/13/20

Kenneth R. Allen	7,999	0	27.39372	01/16/12
	22,664	0	16.04468	05/15/13
	3,999	0	45.86873	01/11/15
	3,200	800	51.70500	01/18/16
	2,040	1,360	70.18000	01/17/17
	1,520	2,280	50.63000	01/16/18
	1,200	4.800	48.60000	08/01/18
	3,200	12,800	24.61000	01/14/19
	0	15,000	36.15000	01/13/20	750	27,225

William J. Durbin	1,722	0	27.39372	01/16/12
	9,998	0	18.48626	01/15/13
	9,465	0	45.86873	01/11/15
	7,200	1,800	51.70500	01/18/16
	4,800	3,200	70.18000	01/17/17
	3,200	4,800	50.63000	01/16/18
	3,400	13,600	24.61000	01/14/19
	0	12,000	36.15000	01/13/20

J. Lynn Davis	2,933	0	18.48626	01/15/13
	7,466	0	16.04468	05/15/13
	2,480	0	45.86873	01/11/15
	4,800	1,600	51.70500	01/18/16
	4,200	2,800	70.18000	01/17/17
	2,800	4,200	50.63000	01/16/18
	3,000	12,000	24.61000	01/14/19
	0	13,000	36.15000	01/13/20

Frederick G. Anderson	13,331	0	38.33396	11/01/14
	9,732	0	45.86873	01/11/15
	8,000	2,000	51.70500	01/18/16
	4,800	3,200	70.18000	01/17/17
	3,600	5,400	50.63000	01/16/18
	3,600	14,400	24.61000	01/14/19
	0	15,000	36.15000	01/13/20

(1)	20% of each option award vests annually beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table contains information about stock options exercised by the named executives in fiscal year 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mel G. Brekhus	22,130	88,461
Kenneth R. Allen	5,332	21,314
William J. Durbin	20,710	452,002
J. Lynn Davis	0	0
Frederick G. Anderson	0	0

Pension Benefits

The following table contains information about pension benefits of the named executives.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Mel G. Brekhus(3)	Executive Financial Security Plan	20	2,886,904	—
Kenneth R. Allen	Executive Financial Security Plan	18	400,664	—
William J. Durbin(3)	Executive Financial Security Plan	9	1,660,644	—
J. Lynn Davis(3)	Executive Financial Security Plan	33	1,097,882	—
Frederick G. Anderson(3)	Executive Financial Security Plan	5	593,232	—

(1)	The number of years of service with the Company for each named executive is as follows: Mr. Brekhus—21 years; Mr. Allen—25 years; Mr. Durbin—10 years; Mr. Davis—39 years; and Mr. Anderson—5 years.
(2)	The valuation method and material assumptions applied in quantifying the present value of the current accrued benefit are set forth in Note 7 to Consolidated Financial Statements in our 2010 Annual Report to Shareholders.
(3)	Vested participants who have reached age 55 are eligible for early retirement. Mr. Brekhus, Mr. Durbin, Mr. Davis and Mr. Anderson are eligible. See footnote (3) to the Summary Compensation Table above for a summary of the plan’s early retirement benefit formula.

Potential Payments upon Termination or Change-in-Control

Early Retirement. Under our executive financial security plans, our named executives may retire or resign and receive reduced retirement benefits. If each named executive had retired on the last day of our last fiscal year, he would be entitled to receive the following payments:

	Mel G. Brekhus		Kenneth R. Allen		William J. Durbin(1)	J. Lynn Davis		Frederick G. Anderson
Monthly Payments	$40,000	(2)	$6,916	(3)	—	$9,888	(4)	$3,590	(4)
Death Benefit(5)	455,500		83,523		—	126,685		23,932

(1)	Mr. Durbin retired on May 31, 2010 at age 65; therefore, no early retirement payments would have been due to him.
(2)	Monthly payments would begin immediately and continue for 102.5 months.
(3)	Monthly payments would not begin until the executive reaches age 65 in August 2022, and would then continue until the latter of his death or the receipt of 180 payments by him and his beneficiary.

(4)	Monthly payments would begin immediately and continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary.
(5)	Paid to beneficiary upon the executive’s death.

CEO Employment Agreement. The term of the CEO’s employment agreement extends until May 31, 2013. The agreement provides for a base annual salary of $540,000, which will be increased to $600,000 on the same date that the salaries of the officers who report to Mr. Brekhus are restored to at least their 2009 levels. The CEO will also participate in our annual and three-year incentive compensation plans. The Board may increase the CEO’s compensation from time to time.

To the extent that Section 162(m) of the Internal Revenue Code would limit our deduction of any portion of the CEO’s base annual compensation and incentive compensation, payment of the nondeductible portion of any incentive compensation, plus interest, will be deferred until the deductibility of a payment of some or all of such deferred amount will not be limited by Section 162(m).

If the CEO’s service is terminated for a reason other than cause or an event triggering payment under the change in control severance agreement, he will be paid an amount equal to the total compensation earned in the preceding fiscal year plus all incentive payments that had been previously deferred under his agreement. Cause means any action involving willful malfeasance, gross negligence or gross nonfeasance. The CEO is subject to a covenant not to compete for two years after the termination of his employment. However, if the CEO’s employment is terminated following a change in control of the Company, he will not be subject to the non-competition provisions in his employment agreement or his executive financial security plan.

If Mr. Brekhus’ employment had been terminated without cause on the last day of our last fiscal year, he would have received $540,000 plus previously deferred incentive payments equal to $2,257,018 plus accrued interest.

Change in Control. A limited number of our officers, including our named executives, have entered into Change in Control Severance Agreements. These are “double trigger” agreements. No benefits are payable unless there has been both a change in control and the officer’s employment has been terminated within two years after the change in control, either by us without cause or by the officer for good reason.

If benefits are triggered, we will:

•	pay the officer two times his annual base salary and incentive bonuses,

•	pay the excise tax, if any, due by the officer under section 4999 of the Internal Revenue Code, and

•	provide employee benefits for two years.

Also, all then unvested stock options or stock appreciation rights granted to the officer by the Company will become immediately vested and exercisable.

Until a change in control occurs, the term of the agreement is automatically extended for one additional year on each January 1. If a change in control occurs, the agreement will continue in effect for a period of 24 months after the date of the change in control and will then expire.

The agreements define “change in control” as:

•	any person becomes the beneficial owner of our securities representing more than 50% of the combined voting power of our then outstanding securities;

•	continuing directors cease for any reason to constitute a majority of our directors;

•

we merge, consolidate or combine (including an exchange of securities with the security holders of an entity that is a constituent in a transaction) with any other entity, unless our voting securities outstanding immediately prior to the transaction continue to represent at least a majority of the combined voting power of the securities of the Company or the surviving entity;

•	we sell, lease or otherwise dispose of substantially all of our assets; or

•

any other event or circumstance occurs that results in our filing or being required to file a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control has occurred.

The agreements define “good reason” as:

•	a substantial and material adverse alteration in the executive’s responsibilities from those in effect immediately prior to a change in control;

•

a reduction of the executive’s rate of salary or annual or long-term incentive opportunities as in effect prior to the change in control, or a failure to provide employee benefits which, in the aggregate, are not significantly less favorable to the executive than those in effect immediately prior to the change in control;

•	the failure to pay the executive any portion of his or her current or deferred compensation when due;

•

our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement, or any other breach by the Company of a material provision of the agreement or any written employment or other agreement with the executive; or

•

a requirement that the executive be based at an office or location that is more than 35 miles (one-way) from his or her primary office location immediately prior to the change in control, or to travel away from his or her office in the course of discharging his or her responsibilities significantly more than prior to the change in control.

In addition to the change in control severance agreements, the named executives and directors are parties to other agreements that have change in control provisions. Stock option agreements, stock appreciation rights agreements and restricted stock agreements have provisions that accelerate vesting upon the occurrence of a change in control. The term “change in control” has the same meaning as in the change in control severance agreements. Under the executive financial security plans of our named executives who are over age 55, if their employment is terminated by us without cause within two years after a change in control or by them within one year after a change in control, they become fully vested and will begin receiving payments as if they had reached age 65. Under the executive financial security plans of our named executives who are under age 55, five years are added to their credited years of service, but they will not begin to receive payments until they reach age 65.

Each named executive would have been entitled to receive the following if his employment had been terminated by us without cause or by him for good reason on the last day of our last fiscal year and a change in control had occurred in the preceding 24 months:

	Mel G. Brekhus		Kenneth R. Allen		William J. Durbin(1)	Frederick G. Anderson		J. Lynn Davis
Monthly Nonqualified Deferred Compensation	$40,000	(2)	$7,309	(3)	—	$11,438	(4)	$11,598	(4)
Severance	1,080,000		499,700		—	579,500		494,365
Vesting of Stock Options(5)	331,070		151,882		—	170,586		142,230
Benefits	20,801		20,801		—	29,438		20,801

TOTAL	$5,531,871		$3,325,586		—	$2,838,364		$2,745,036

(1)	Mr. Durbin retired on May 31, 2010 at age 65; therefore, no termination payments would have been due to him.
(2)	Monthly payments begin immediately and continue for 102.5 months.
(3)	Monthly payments begin immediately. Monthly payments increase to $8,771 when the executive reaches age 65 in August 2022, and continue until the latter of his death or the receipt of 180 payments by him and his beneficiary. For purposes of calculating the total amount due the named executive, we assumed he or his beneficiary received 180 monthly payments.

(4)	Monthly payments begin immediately and continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary. For purposes of calculating the total amount due the named executive, we assumed he or his beneficiary received 180 monthly payments.
(5)	Represents the difference between the closing price of the common stock on May 31, 2010 and the exercise price of all stock options whose vesting would be accelerated due to the change in control.

AUDIT COMMITTEE REPORT

The audit committee of the Board of Directors is responsible for, among other things, reviewing our financial statements with management and the independent auditors. The committee’s role is one of oversight, whereas our management is responsible for preparing our financial statements and the independent auditors are responsible for auditing those financial statements. The Board of Directors has adopted a written charter for the committee. The committee annually reviews and reassesses the adequacy of the charter.

In connection with the fiscal year 2010 audit, the audit committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as amended; (iii) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and discussed with the auditors the auditors’ independence; and (iv) based on the reviews and discussions noted above, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2010 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Ronald G. Steinhart, Chairman

Eugenio Clariond, Member

Gary L. Pechota, Member

Thomas R. Ransdell, Member

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and for the reviews of our financial statements included in the quarterly reports on Form 10-Q were approximately $774,000 in fiscal year 2010 and $839,289 in fiscal year 2009.

Audit-Related Fees. The aggregate fees paid for audit-related services rendered by Ernst & Young LLP were approximately $72,000 in fiscal year 2010 and $158,440 in fiscal year 2009. Audit-related services included pension audits and reference services.

Tax Fees. The aggregate fees paid for services rendered by Ernst & Young LLP for tax compliance and tax consulting were approximately $81,250 in fiscal year 2010 and $292,666 in fiscal year 2009.

All Other Fees. There were no other fees paid to, or services rendered by Ernst & Young LLP in fiscal years 2010 and 2009.

In appointing Ernst & Young LLP to serve as independent auditors for the fiscal year ending May 31, 2010, the audit committee considered whether the provision of these non-audit services is compatible with maintaining the independent auditors’ independence.

The audit committee has pre-approved all audit and permissible non-audit services provided by Ernst & Young LLP in fiscal years 2010 and 2009. Prior to the engagement of Ernst & Young LLP to provide audit and permissible non-audit services, the firm provides our Chief Financial Officer with a proposal and fee estimate, which he then communicates to the audit committee before it acts on the request for pre-approval of such services.

PROPOSAL NO. 2

APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the Board of Directors selected Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for fiscal year 2010 and expects to select Ernst & Young LLP to audit its consolidated financial statements for fiscal year 2011. The Board of Directors has determined that it would be desirable to request that the shareholders approve such selection for 2011.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors for over 50 years. Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Shareholder approval is not required for the selection of Ernst & Young LLP, since the audit committee has the responsibility for selecting auditors. However, the selection is being submitted for approval at the annual meeting. No determination has been made as to what action the audit committee would take if shareholders do not approve the selection.

The affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote will be required to approve the selection of Ernst & Young LLP as independent auditors.

Your Board of Directors unanimously recommends you vote FOR approval of the selection of Ernst & Young LLP as our independent auditors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 generally requires our directors and executive officers and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and 10% owners are required by the SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of copies of such reports furnished to us and written representations of our directors and executive officers indicating that no other reports were required to be filed during the 2010 fiscal year, we believe that all filing requirements applicable to our directors, executive officers and 10% owners were complied with in accordance with Section 16(a).

2011 SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the 2011 annual meeting of shareholders and to be included in our Proxy Statement must be received by the Secretary of the Company at our principal executive offices by the close of business on April 29, 2011. The proposal must comply with the regulations of the Securities and Exchange Commission regarding the inclusion of shareholder proposals in our Proxy Statement. If you wish to submit a proposal that is not to be included in our 2011 Proxy Statement, your proposal must be received by the Secretary at our principal executive offices not earlier than the close of business on June 15, 2011 and not later than the close of business on July 15, 2011. The proposal must comply with the additional requirements regarding advance notice of shareholder proposals in our bylaws.

MULTIPLE SHAREHOLDERS SHARING SAME ADDRESS

We have elected to implement the Securities and Exchange Commission’s “householding” rules that permit delivery of only one annual report to shareholders, proxy statement or notice of availability of proxy materials, as applicable, to shareholders who share an address unless otherwise requested. If you share an address with another shareholder and have received only one annual report to shareholders, proxy statement or notice of availability of proxy materials, as applicable, you may request a separate copy of these materials at no cost to you. If you are a registered holder of shares, you may request a separate copy by calling BNY Mellon Shareowner Services at (800) 454-8620, or by writing to Texas Industries, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 358016, Pittsburgh, PA 15252-8016. If you hold shares in street name, you may request a separate copy by calling Investor Communication Services at (800) 542-1061, or by writing to Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by contacting Investor Communication Services at the above phone number or address.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors was not aware that any matters not referred to in this Proxy Statement would be presented for action at this annual meeting. If any other matters should come before the annual meeting, the persons named in the accompanying proxy will have the discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Frederick G. Anderson

Secretary

TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

TEXAS INDUSTRIES, INC.	INTERNET http://www.proxyvoting.com/txi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

80265	Fulfillment 80256

  FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE LISTED NOMINEES AND PROPOSAL 2.	Please mark your votes as indicated in this example	☒

To elect three directors to terms expiring in 2011.	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
Nominees:
1 Mel G. Brekhus 2 Robert D. Rogers 3 Ronald G. Steinhart	☐	☐	☐	2. To approve the selection of Ernst & Young LLP as our independent auditors.	☐	☐	☐
3. In their discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

(INSTRUCTIONS: To withhold authority to vote for any

individual nominee, mark the “Exceptions” box above and

write that nominee’s name in the space provided below.)

*Exceptions

I PLAN TO ATTEND THIS MEETING	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature                                                                                    Signature                                                                  Date

You can now access your Texas Industries, Inc. account online.

Access your Texas Industries, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Texas Industries, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and Annual Report to Stockholders are available at: http://www.proxyvoting.com/txi

  FOLD AND DETACH HERE

PROXY

TEXAS INDUSTRIES, INC.

Annual Meeting of Shareholders – October 13, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Sam Coats, Mel G. Brekhus and Robert D. Rogers, and each of them, with power to act without the other and with power of substitution, as proxies and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Texas Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 13, 2010 at 9:30 A.M. at the Cityplace Conference and Event Center, Thompson Amphitheater located at 2711 North Haskell Avenue, Dallas, Texas or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3536
SOUTH HACKENSACK, NJ 07606-9236

(Continued and to be marked, dated and signed, on the other side)

80256 Fulfillment 80265